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                                  EXHIBIT 5

                    Brega & Winters P.C.  Attorneys at Law
            Wells Fargo Center, 1700 Lincoln Street, Suite 2222
                          Denver, Colorado 80202

                                  May 24, 2000


  Rentech, Inc.
  1331 17th Street, Suite 720
  Denver, Colorado 80202

       Re:  Registration Statement on Form S-3

  Gentlemen:

       This firm has represented Rentech, Inc., a Colorado corporation (the Company), in connection with the proposed offering by selling shareholders of up to 13,990,560 shares of its common stock, $.01 par value, including shares of common stock underlying its stock options and warrants to purchase common stock, pursuant to a registration statement on Form S-3. In connection with such representation, we have reviewed the Company's articles of incorporation, bylaws, minute books and the applicable laws of the state of Colorado.

       Based on such review, we are of the opinion that the shares of common stock issued or to be issued to the selling shareholders identified in the registration statement are fully paid and non-assessable.

       We hereby consent to the reference to our firm under the heading "LEGAL OPINIONS" in the registration statement on Form S-3 and the related prospectus and to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the registration statement.

                                  Very truly yours,


                                  (Signature)

                                  BREGA & WINTERS P.C.